+--------+
| Form 4 |                     U.S. SECURITIES AND EXCHANGE COMMISSION
+--------+                             WASHINGTON, D.C. 20549
[ ] Check this box if
    no longer subject       STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    to Section 16.
    Form 4 or Form 5     Filed pursuant to Section 16(a) of the Securities
    obligations may         Exchange Act of 1934, Section 17(a) of the
    continue.  See         Public Utility Holding Company Act of 1935 or
    Instruction 1(b)     Section 30(f) of the Investment Company Act of 1940

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1.  Name and Address of Reporting Person

      Walstad                       Robert                          E.
   ----------------------------------------------------------------------------
       (Last)                      (First)                        (Middle)

      2600 Bel Air Drive
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                                  (Street)

       Minot                          ND                                58703
   ----------------------------------------------------------------------------
       (City)                      (State)                             (Zip)


2.  Issuer Name and Ticker or Trading Symbol  Integrity Mutual Funds, Inc.(IMFD)
                                              ---------------------------------


3.  IRS or Social Security Number of Reporting Person (Voluntary)
                                                                  -------------


4.  Statement for Month/Year   07/02
                             --------------------------------------------------


5.  If Amendment, Date of Original (Month/Year)
                                                -------------------------------


6.  Relationship of Reporting Person to Issuer (Check all applicable)

   [X] Director    [X] Officer             [ ] 10% Owner    [ ] Other
                       (give title below)                       (specify below)

   Chief Executive Officer
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TABLE I-NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED

-----------------------------------------------------------------------------------------------------------
1. Title    2. Trans-   3. Trans-   4. Securities Acquired (A)    5. Amount of     6. Owner-   7. Nature
   of          action      action      of Disposed of (D)            Securities       ship        of In-
   Security    Date        Code        (Instr. 3, 4 and 5)           Beneficially     Form:       direct
   (Instr. 3)  (Month/     (Instr. 8)                                Owned at         Direct      Bene-
               Day/     ----------------------------------------     End of           (D) or      ficial
               Year)                                                 Month            Indirect    Owner-
                         Code    V       Amount     (A) or   Price   (Instr. 3 and 4) (I)         ship
                                                    (D)                               (Instr. 4)  (Instr. 4)
------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------
Common Stock  07/01/02    J-1           123,447.00   A       N/A                        D
------------------------------------------------------------------------------------------------------------
Common Stock  07/01/02    J-1            33,335.043  A       N/A                        I     By Trust(ESOP)
------------------------------------------------------------------------------------------------------------
   246,894.00         D
------------------------------------------------------------------------------------------------------------
    66,670.086        I     By Trust(ESOP)
------------------------------------------------------------------------------------------------------------

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

J-1: Reporting person acquired 156,782.043 shares of common stock following a two-for-one stock split on 7/1/02. Of the 156,782.043 shares acquired, 33,335.043 shares were distributed and are held indirectly in an ESOP account. The reporting person paid no monetary amount for the aforementioned shares.

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly. (Print or Type Responses)


TABLE II-DERIVATIVE SECURITIES BENEFICALLY OWNED
      (e.g., puts, calls, warrants, options, convertible securities)

--------------------------------------------------------------------------------------------
1. Title of Derivative   2. Conver-   3. Trans-   4. Transac-   5. Number of Deriv-
   Security (Instr. 3)      sion or      action      tion Code    ative Securities
                            Exercise     Date        (Instr. 8)   Acquired (A) or
                            Price of     (Month/                  Disposed of (D)
                            Deriv-       Day/                     (Instr. 3,4, and 5)
                            ative        Year)
                            Security

                                                  ------------------------------------------
                                                  Code      V        (A)        (D)

--------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------
Common Stock Warrants       .825        7/01/02   J-2              675,200
(Right to Buy)
--------------------------------------------------------------------------------------------
Common Stock Options        .425        7/01/02   J-2              200,000
(Option to Buy)
--------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------


TABLE II-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
  (e.g., puts, calls, warrants, options, convertible securities)-CONTINUED

-----------------------------------------------------------------------------------------------------------------
1. Title of Derivative   6. Date Exer-   7. Title and Amount of   8. Price   9. Number   10. Owner-   11. Na-
   Security (Instr. 3)      cisable and    Underlying Securities     of         of Deriv-    ship         ture
                            Expiration      (Instr. 3 and 4)         Deriv-     ative        Form         of In-
                            Date                                     ative      Secur-       of De-       direct
                            (Month/Day/                              Secur-     ities        rivative     Bene-
                            Year)                                    ity        Bene-        Secu-        ficial
                                                                     (Instr.    Ficially     rity:        Owner-
                         ----------------------------------------    5)         Owned        Direct       ship
                         Date     Expir-              Amount or                 at End       (D)          (Instr.
                         Exer-    tion     Title      Number of                 of           Indi-        4)
                         cisable  Date                Shares                    Month        rect (1)
                                                                                (Instr.4)    (Instr. 4)
-----------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------
Common Stock Warrants                  Common Stock   675,200         N/A                      D
(Right to Buy)
-----------------------------------------------------------------------------------------------------------------
Common Stock Options                   Common Stock   200,000         N/A                      D
(Option to Buy)
-----------------------------------------------------------------------------------------------------------------
                                                                               1,350,400       D
-----------------------------------------------------------------------------------------------------------------
                                                                                 400,000       D
-----------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------

Explanation of Responses:

J-2: Reporting person acquired 675,200 warrants and 200,000 options following a two-for-one stock split on 7/01/02. No monetary amount was paid by the reporting person for the warrants and options.

**Intentional misstatements or omissions of facts constitute Federal Criminal
  Violations
  See 18 U.S.C. 1001 and U.S.C. 78ff(a)

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

                               /s/ Robert E. Walstad                 08/08/02
                              -------------------------------   -------------
                              **Signature of Reporting Person          Date